Exhibit 10.1
Amendment to Employment Agreement
This Amendment to Employment Agreement, effective as of August 6, 2009 by and between Sapient Corporation (“Sapient”) and Alan J. Herrick (“Herrick”) (the “Amendment”) amends the letter agreement dated July 18, 2007 by and between Sapient and Herrick (the “Employment Agreement”). Terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.
Each of Sapient and Herrick hereby agrees to amend the Employment Agreement as follows:
1.	Section 4(b) is revised and replaced in its entirety as follows:
By the Company Other than for Cause. The Company also may terminate your employment at any time other than for Cause upon notice to you. The Company’s notice of non-renewal at the end of the initial term or any renewal term of this Agreement shall constitute a termination by the Company other than for Cause.
2.	The following sentence is added to the end of Section 5(e):
Notwithstanding anything to the contrary contained in this Agreement, any payment or benefit under this Agreement to which Section 409A applies as a result of final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only if (i) the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year following the taxable year in which your employment terminates pursuant to Section 4; (ii) such expenses are reimbursed no later than the last day of the third taxable year following the taxable year in which your employment terminates pursuant to Section 4; and (iii) the right to payment or reimbursement or in kind benefits may not be liquidated or exchanged for any other benefit.
Except to the extent specifically amended hereby, the Employment Agreement shall remain unmodified and is hereby confirmed as being in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall control.
This Amendment is hereby executed and effective as of the date first above written.
Agreed:

Sapient Corporation	Alan J. Herrick

By:
Darius	W. Gaskins, Jr.	Alan J. Herrick
Chairman, Board of Directors		President & Chief Executive Officer